Exhibit 99.4

Bruton Limited (BRUT) – Timing Update and Important Information Regarding the Merger

Hamilton, Bermuda, 22 October 2026

Bruton Limited (“Bruton” or the “Company”) refers to its previous announcement concerning the merger with International Seaways and the Special General Meeting to be held on 30 October 2026.

This announcement is made to provide the market with an update on timing expectations and important information to note in relation to the merger.

TIMING UPDATE

Subject to the successful completion of the Company’s SGM on 30 October 2026 and certain other customary closing conditions, the merger is expected to complete on 2 November 2026.

In connection with completion of the merger, the Company will apply for its Norwegian Depository Receipts (“NDRs”) to be delisted from Euronext Growth Oslo.

To facilitate an orderly settlement of payment of the merger consideration, the Company will request that the Oslo Stock Exchange suspends trading in the Company's shares with effect from and including 3 November 2026.

Trades made on the last day of trading on Euronext Growth Oslo on 2 November 2026 will settle on 4 November 2026. Hence, NDR holders on record in Euronext Securities Oslo/the VPS at close of business Oslo time on 4 November 2026 will be entitled to receive the merger consideration.

Settlement of the cash consideration to NDR holders holding 10,000 NDRs or less is expected to occur promptly on or about 9 November 2026.

Settlement of the share consideration to NDR holders holding more than 10,000 NDRs is expected to occur between 6-9 November 2026, as further described below. The cash portion payable for such NDR holders’ fractional consideration shares is expected to be settled on or about 10 November 2026.

As part of the technical settlement procedures in the VPS, the NDRs will be withdrawn from the NDR holders’ VPS accounts on or around 5 November 2026.

IMPORTANT INFORMATION

The determination of the number of NDRs held in a given account, and whether each holder is entitled to cash or shares of International Seaways common stock, will be made on the basis of each VPS account listed in the VPS register (including with respect to nominee accounts).

NDR holders receiving cash consideration will receive payment through the VPS without any action on their part. The USD cash consideration amount payable by International Seaways will be converted to and settled in NOK, using the applicable exchange rate available on the actual date of payment of the cash consideration by International Seaways.

In respect of the consideration shares, these are intended to be issued in reliance on the exemption from U.S. registration requirements pursuant to Rule 802 under the U.S. Securities Act of 1933, amended. International Seaways’ shares are listed on the New York Stock Exchange, and will be tradeable thereon once delivered. The consideration shares will be delivered in the form of Computershare Direct Registration System (DRS) book-entry shares.

Shareholders will receive DRS statements showing their holdings in International Seaways. To sell the consideration shares, investors need to contact their broker representative in order to move the shares into a DTC depository.

Questions investors may have in this regard can be directed to their broker or depository agent.

About Bruton Limited

Bruton Limited is a pure play modern VLCC company with 1 vessel operating and 3 vessels under construction at New Times Shipyard with scheduled delivery between Q4 2026 and Q4 2027.

FORWARD-LOOKING STATEMENTS AND POTENTIAL CHANGES TO THE TIMELINE

This announcement contains forward-looking statements, including statements regarding the merger with International Seaways, the expected timing and completion of the merger, the expected shareholder approval process, expected settlement procedures, expected delisting and other statements that are not historical facts. Forward-looking statements are based on assumptions and are subject to risks, uncertainties and contingencies, including the risk that the merger may not be completed within the expected timeframe or at all, the risk that required approvals or conditions may not be obtained or satisfied, and other risks affecting Bruton and the shipping industry. Bruton does not undertake any obligation to update or revise any forward-looking statements, except as required by applicable law. The expected timetable for the merger and settlement process described herein may be changed due to various events, such as technical settlement matters with Euronext Securities Oslo, requirements from Oslo Stock Exchange, technical matters concerning the issuance and delivery of the consideration shares and technical matters concerning cash transfers. The Company may not provide further updates for any minor deviations from the timeline anticipated in this announcement.

IMPORTANT NOTICE TO U.S. HOLDERS

The proposed business combination is made for the securities of Bruton, a non-U.S. company, by means of the merger. The merger is subject to the disclosure and procedural requirements of a foreign country that are different from those of the U.S. The financial information relating to Bruton contained in the documents disseminated in connection with the merger, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements and financial information of U.S. companies.

It may be difficult for U.S. holders of Bruton securities to enforce their rights and any claim they may have arising under the federal securities laws of the U.S., since Bruton is incorporated in a non-U.S. jurisdiction and some or all of its officers and directors may be residents of a non-U.S. jurisdiction. U.S. holders may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of U.S. securities laws. Further, it may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that International Seaways, Inc. (“INSW”) has acquired Bruton securities through privately negotiated purchases and may also purchase Bruton securities otherwise than pursuant to the merger, such as in open market purchases.

The issuance of INSW common shares in the merger will be made in reliance on an exemption from the registration requirements of the U.S. Securities Act of 1933, as amended, pursuant to Rule 802 thereunder. In accordance with this exemption, with respect to the new INSW common shares to be issued in the merger, INSW will furnish to the U.S. Securities and Exchange Commission (the “SEC”) on Form CB any informational document it publishes or otherwise disseminates to holders of Bruton securities in connection with the merger.

Investors and holders of Bruton securities are urged to read the Form CB, informational documents and all other relevant documents furnished to the SEC in connection with the merger, as well as any amendments or supplements to those documents. You are able to obtain a free copy of the Form CB and any other informational documents, as well as other related documents, at the SEC’s website (www.sec.gov).

The receipt of cash or stock consideration in connection with the merger may be a taxable transaction for U.S. federal income tax purposes and under applicable state, local, foreign and other tax laws. Holders of Bruton securities are urged to consult their own tax advisors regarding the tax consequences of the merger.

NEITHER THE SEC NOR ANY U.S. STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS ANNOUNCEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

3